High Yield Argosy Gaming 10f3

Transactions Q3 2001

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
	Security Purchased    	Comparison Security    	Comparison Security
Issuer	ARGOSY GAMING CO	STATION CASINOS INC	SUN INTERNATIONAL HOTELS
Underwriters	Morgan Stanley, Bear Stearns, Credit Lyonnais, DBAB, Jeffries, Merrill, Wheat First	BofA, DBAB, Dresdner Kleinwort Wasserstein, Bear Stearns, CIBC World, Wells Fargo, ABN Amro	Bear Stearns, DBAB
Years of continuous operation, including predecessors	> 3 years	> 3 years	3 years
Security	AGY 9%, 9/1/2011	STN 8.375,% 2/15/2008	SIHUS 8.875,% 8/15/2011
Is the affiliate a manager or co-manager of offering?	co-manager	co-lead	joint lead
Name of underwriter or dealer from which purchased	Morgan Stanley	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	7/26/2001	2/2/2001	8/9/2001
Total dollar amount of offering sold to QIBs	$ -	$ 300,000,000	$ 200,000,000
Total dollar amount of any concurrent public offering	$ 200,000,000	$ 300,000,000	$ 200,000,000
Total	$ 200,000,000	$ 600,000,000	$ 200,000,000
Public offering price	100.00	100.00	100.00
Price paid if other than public offering price	n/a	n/a	n/a
Underwriting spread or commission	2.25%	1.50%	3%
Rating	B2/B+	Ba3/BB-	Ba3 //B+
Current yield	9%	8.375%	8.875%
Total par value purchased	1,830,000	n/a	n/a
$ amount of purchase	1,830,000	n/a	n/a
% of offering purchased by fund	0.92%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	0.92%	n/a	n/a